EXHIBIT 10.15

2018 SENIOR Management Bonus Plan

A. Cash Bonus Plan

Each of the Imperva, Inc. (the “Company”) executive officers is eligible to participate in the Cash Bonus Plan.

The cash bonus payable to executive officers will be calculated quarterly. The amount of bonus payable with respect to each quarter is the “Quarterly Bonus.” The Quarterly Bonus will be equal to (1) the Quarterly Bonus Amount at Target applicable to such executive officer as set forth in the first table below, multiplied by (2) the percentage applicable to the combination of revenue and operating margin achieved by the Company in each quarter set forth in the second table further below (the “Quarterly Achievement Percentage”).  For purposes of the Cash Bonus Plan, calculations of operating margin will be on a non-GAAP basis applied consistently with past practice, with such changes as may be approved by the Audit Committee of the Company’s Board of Directors as circumstances arise.

Executive Officer	Quarterly Bonus Amount at Target
President and Chief Executive Officer	$110,000
Chief Financial Officer	$55,500
SVP and General Counsel	$38,125

											Revenue
											Growth
100%	105%	110%	115%	125%	125%	130%	135%	140%	145%	150%	+15%
95%	100%	105%	110%	120%	120%	125%	130%	135%	140%	145%	+12%
90%	95%	100%	105%	115%	115%	120%	125%	130%	135%	140%	+9%
85%	90%	95%	100%	110%	110%	115%	120%	125%	130%	135%	+6%
80%	85%	90%	95%	105%	105%	110%	115%	120%	125%	130%	+3%
75%	80%	85%	90%	100%	100%	105%	110%	115%	120%	125%	AOP %
75%	80%	85%	90%	100%	100%	105%	110%	115%	120%	125%	-3%
60%	65%	70%	75%	85%	85%	90%	95%	100%	105%	110%	-6%
50%	55%	60%	65%	75%	75%	80%	85%	90%	95%	100%	-9%
50%	55%	60%	65%	75%	75%	80%	85%	90%	95%	100%	-12%
50%	55%	60%	65%	75%	75%	80%	85%	90%	95%	100%	-15%
-5%	-4%	-3%	-2%	-1%	AOP %	+1%	+2%	+3%	+4%	+5%
Operating Margin

The vertical axis representing revenue growth is centered on the growth rate contemplated in the Company’s 2018 Annual Operating Plan (the “AOP”) for such quarter compared to the similar period in 2017, with increments and decrements of three percentage points each from the AOP target growth rate.  Similarly, the horizontal axis representing operating margin is centered on the operating margin percentage contemplated in the AOP, with increments and decrements of one percentage point each from the AOP target margin percentage.

For example, if (1) revenue growth is equal to the revenue growth rate specified in the AOP, and (2) the quarterly operating margin is equal to the quarterly operating margin specified in the AOP, the Quarterly Achievement Percentage will be 100%.

Any revenue growth rate or operating margin achievement that is in between any of the percentage point increments set forth in the table above will be deemed to be achieved at the lower percentage.  For example, if (1) the revenue growth rate is 2.5 percentage points higher than the revenue growth rate specified in the AOP, and (2) the quarterly operating margin is 1.5 percentage points higher than the quarterly operating margin specified in the AOP, the Quarterly Achievement Percentage will be 105%.

In the event that both (1) the revenue growth rate is more than 15 percentage points below the revenue specified in the AOP, and (2) the quarterly operating margin is more than 5 percentage points below the quarterly operating margin specified in the AOP, no Quarterly Bonus will be payable.  Similarly, no more than 150% of the Quarterly Bonus Amount at Target will be payable, irrespective of whether both (1) the revenue growth rate is more than 15 percentage points above the revenue specified in the AOP, and (2) the quarterly operating margin is more than 5 percentage points above the quarterly operating margin specified in the AOP.

It is anticipated that each Quarterly Bonus, if any, will be paid to executive officers promptly following the Compensation Committee’s confirmation of the actual Quarterly Achievement Percentage.  However, the Compensation Committee may determine to reduce such bonus in its discretion.

B.Equity BONUS Plan

Executive officers will be eligible to participate in an equity pool of shares of common stock (in the form of restricted stock units and performance-based restricted stock units).  The size of the equity pool will be determined by the Compensation Committee in connection with the fiscal year‑end review, based on the number of executive officers participating, the achievement of annual targets within the fiscal year, compensation information based on peer analysis and survey data, and other factors.  The Compensation Committee will determine the maximum number of shares to be allocated to the Company’s Chief Executive Officer, and the Compensation Committee, with input from the Company’s Chief Executive Officer, will determine the allocation of the remainder of the shares among the rest of the senior management team.  Such restricted stock units and performance-based restricted stock units will vest according to standard vesting terms as determined by the Compensation Committee.

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